Exhibit 99.1
Cash Systems, Inc. Announces Receipt of Noncompliance Notices from NASDAQ
Las Vegas, NV — (Business Wire) — May 2, 2008 — Cash Systems, Inc. (NASDAQ: CKNN), a provider of cash access solutions for the gaming industry, today announced that it received a letter from The NASDAQ Stock Market (“NASDAQ”) on May 1, 2008 indicating that the Company failed to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4450(a)(5) because the bid price of its common stock closed under $1.00 for the last 30 consecutive business days, and a letter from NASDAQ on May 2, 2008 indicating that the Company’s common stock has not maintained a minimum market value of publicly held shares of $15,000,000 as required for continued listing by Marketplace Rule 4450(b)(3). The NASDAQ letters have no effect on the listing of the Company’s common stock at this time.
In accordance with NASDAQ Marketplace Rule 4450(e)(2), the Company will be provided 180 calendar days, or until October 28, 2008, to regain compliance with the minimum bid price requirement. To regain compliance with this requirement, the closing bid price of the Company’s common stock must remain at or above $1.00 per share for a minimum of 10 consecutive business days on or before October 28, 2008.
In accordance with NASDAQ Marketplace Rule 4450(e)(1), the Company will be provided 90 calendar days, or until July 31, 2008, to regain compliance with the minimum market value of publicly held shares. To regain compliance with this requirement, the Company’s minimum market value of publicly held shares must trade at $15,000,000 or more for ten consecutive trading days before July 31, 2008.
Should the Company not be able to demonstrate compliance with Marketplace Rule 4450(e)(1) by July 31, 2008 or with Marketplace Rule 4450(a)(5) by October 28, 2008, the NASDAQ staff will provide written notification that the Company’s common stock will be delisted. At that time, the Company may appeal the staff’s determination to delist its common stock to a Listing Qualifications Panel. Alternatively, the Company could apply to transfer its common stock to The NASDAQ Capital Market if it satisfies all requirements, other than the minimum closing bid price requirement, for initial inclusion set forth in Marketplace Rule 4310(c). If such an application is approved and the Company otherwise maintains compliance with the listing requirements for The NASDAQ Capital Market, the Company would be afforded an additional 180 calendar days to regain compliance with the minimum closing bid price requirement while listed on The NASDAQ Capital Market.
About Cash Systems, Inc.
Cash Systems, Inc., located in Las Vegas, with additional offices in San Diego and Minneapolis, is a provider of cash-access and related services to the retail and gaming industries. Cash Systems’ products include its proprietary cash advance systems, ATMs and check cashing solutions. Please visit http://www.cashsystemsinc.com for more information.

Forward-Looking Statements
This press release may contain forward-looking statements, including the Company’s beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company’s plan of operation, changes in the Company’s anticipated earnings, continuation of current contracts, gaming and other applicable regulations, and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10K and 10Q. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update any forecasts that it may make available to the investing public.

Contact:
Don Duffy
Integrated Corporate Relations
203-682-8200